Exhibit 99.1

NEWS RELEASE

bluebird bio Reports Fiscal Second Quarter 2013 Financial Results

CAMBRIDGE, MA, August 14, 2013 – bluebird bio, Inc. (Nasdaq: BLUE), a clinical-stage company committed to developing potentially transformative gene therapies for severe genetic and orphan diseases, today reported financial results and operational highlights for the quarter ended June 30, 2013.

Financial Results

Revenues were $6.3 million during the quarter ended June 30, 2013 compared to $0.1 million for the quarter ended June 30, 2012 and include amounts allocated to research and development services from the Celgene collaboration.

Net cash provided by operating activities during the six months ended June 30, 2013 was $57.8 million. bluebird bio held $228.8 million in cash and cash equivalents as of June 30, 2013.

Total operating expenses for the quarter ended June 30, 2013 were $10.5 million as compared to $4.7 million for the same period in 2012.

bluebird bio reported a net loss of $4.6 million, or $2.13 per share, for the quarter ended June 30, 2013, as compared to a net loss of $4.6 million, or $23.21 per share, for the quarter ended June 30, 2012.

Recent Operational Highlights:

•	Completed an initial public offering raising approximately $104.9 million, net of underwriting discounts and commissions and estimated offering expenses.

•	Initiated the HGB-205 study with LentiGlobin for the treatment of beta thalassemia major and severe sickle cell disease patients.

•	Strengthened our Board of Directors with two additions, Wendy Dixon, Ph.D. and David Schenkein, M.D.

•	Signed a multi-year collaboration with Celgene Corporation focused on the development of modified chimeric antigen receptor (CAR) T cells for the treatment of cancer.

“bluebird has made substantial progress during the first half of 2013 both operationally and in the clinic,” stated Nick Leschly, Chief bluebird. “In June, we completed our initial public offering, strengthening our balance sheet and attracting a number of new shareholders. We are now focused on initiating two additional clinical trials in the second half of 2013, including our phase 2/3 CCALD study with Lenti-D.”

Calendar Year 2013 Anticipated Milestones:

•	Initiate the HGB-204 study with LentiGlobin for the treatment of beta thalassemia major in mid-2013

•	Initiate the ALD-102 study with Lenti-D for the treatment of childhood cerebral adrenoleukodystrophy (CCALD) in late 2013

About bluebird bio, Inc.

bluebird bio is a clinical-stage company committed to developing potentially transformative gene therapies for severe genetic and orphan diseases. bluebird bio has two clinical-stage programs in development. The most advanced product candidate, Lenti-D, is expected to enter a phase 2/3 study in late 2013 for the treatment of childhood cerebral adrenoleukodystrophy (CCALD), a rare, hereditary neurological disorder affecting young boys. The next most advanced product candidate, LentiGlobin, is currently in a phase 1/2 study in France for the treatment of beta-thalassemia major and severe sickle cell disease. A second phase 1/2 study with LentiGlobin is expected to initiate in the United States in mid-2013 for the treatment of beta-thalassemia major.

bluebird bio also has an early stage chimeric antigen receptor modified T cell (CAR-T) program for oncology in partnership with Celgene Corporation. bluebird bio has operations in Cambridge, Massachusetts, San Francisco, California and Paris, France. For more information, please visit www.bluebirdbio.com.

Investor Relations:

Richard E. T. Smith, Ph.D.

bluebird bio, Inc

(617) 588-3321

Media Contact:

Dan Budwick

Pure Communications, Inc.

(973) 271-6085

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the advancement of our clinical trials. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies involving similar product candidates will not be repeated or observed in ongoing or future studies involving current product candidates, the risk that our collaboration with Celgene will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

bluebird bio, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenue:
Collaboration revenue	$6,249	$—	$7,291	$—
Research and license fees	85	85	170	170

Total revenue	6,334	85	7,461	170

Operating expenses:
Research and development	7,247	3,354	12,531	7,212
General and administrative	3,281	1,331	5,605	2,694

Total operating expenses	10,528	4,685	18,136	9,906

Loss from operations	(4,194)	(4,600)	(10,675)	(9,736)
Other (expense) income, net:
Interest income	7	1	10	2
Foreign currency gains (losses)	3	6	(22)	14
Re-measurement of warrants	(399)	30	(440)	89

Other (expense) income, net	(389)	37	(452)	105

Net loss	$(4,583)	$(4,563)	$(11,127)	$(9,631)

Reconciliation of net loss to net loss applicable to common stockholders:
Net loss	$(4,583)	$(4,563)	$(11,127)	$(9,631)
Accretion and dividends on convertible preferred stock	—	(1,285)	—	(2,570)

Net loss applicable to common stockholders	$(4,583)	$(5,848)	$(11,127)	$(12,201)

Net loss per share applicable to common stockholders—basic and diluted	$(2.13)	$(23.21)	$(8.94)	$(51.48)

Weighted-average number of common shares used in net loss per share applicable to common stockholders—basic and diluted	2,151	252	1,244	237

bluebird bio, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	June 30,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$228,847	$67,011
Prepaid expenses and other current assets	1,679	773

Total current assets	230,526	67,784
Property and equipment, net	2,515	1,288
Restricted cash	1,503	250

Total assets	$234,544	$69,322

Liabilities, convertible preferred stock, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,609	$2,173
Accrued expenses and other current liabilities	3,409	2,115
Deferred revenue, current portion	25,340	340

Total current liabilities	30,358	4,628
Warrant liability	—	215
Deferred rent, net of current portion	38	46
Deferred revenue, net of current portion	42,878	340

Total liabilities	73,274	5,229
Convertible preferred stock	—	119,840
Stockholders’ equity (deficit)	161,270	(55,747)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$234,544	$69,322